EXHIBIT 5.1

7 March, 2018

Matter No. 709918

PagSeguro Digital Ltd.

Av. Brigadeiro Faria Lima, 1384

4º andar, parte A

São Paulo, SP, 01451-001

Brazil

Dear Sirs,

Re: PagSeguro Digital Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of up to 7,575,384 of the Company’s class A common shares par value US$0.000025 each (the “Shares”), which may after the date hereof be issued by the Company to beneficiaries of a long-term incentive plan (the “Plan”) adopted by the Company, an English translation of which was filed as Exhibit 10.10 to the Company’s registration statement on Form F-1, as amended (File No. 333-222292), filed with the Commission on 26 December 2017.

For the purposes of giving this opinion, we have examined an electronically transmitted copy of the Registration Statement and the English translation of the Plan. We have also reviewed copies of (i) the amended and restated memorandum and articles of association of the Company adopted by shareholder resolution dated 4 January 2018 (the “M&A”); (ii) minutes of a meeting of the board of directors of the Company held on 8 January 2018, resolutions in writing of the board of directors of the Company dated 5 March 2018 and resolutions in writing of the sole shareholder of the Company dated 8 January 2018 (together, the “Resolutions”); (iii) a consent and undertaking of Universo Online S.A. (“UOL”) as holder of the class B common shares of the Company dated 5 March 2018; and (iv) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, other than those dealing with matters of Cayman Islands law; (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, in compliance with the Company’s M&As and remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (f) that in passing the Resolutions, in adopting the Plan and in adopting and/or making awards in favour of beneficiaries thereunder and in resolving to issue Shares to beneficiaries of the Plan, the directors of the Company have acted and will act in good faith in what they consider to be the best interests of the Company and for the proper purposes of the Company; (g) that the Plan and the Company’s adoption of it and awards made or to be made thereunder are valid and binding under the laws of Brazil (which we have assumed to be the governing law of the Plan) and that no provision of any award made or adopted by the Company pursuant to the Plan would have any implication in relation to the opinion expressed herein; (h) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (i) that each relevant award made or to be made under the Plan and issuance of Shares to be made by the Company to a beneficiary of the Plan and the terms thereof (including the consideration to be received by the Company therefor) will have been approved by or in accordance with a resolution of the directors of the Company duly passed in accordance with the Company’s M&As; (j) that upon each issuance of Shares by the Company to a beneficiary of the Plan, the Company will receive, from or on behalf of the relevant beneficiary, such consideration therefor as has been approved by or in accordance with a resolution of the directors of the Company (duly passed in accordance with the Company’s M&As) as the consideration receivable by the Company in respect of the issuance, which consideration shall be of a value that is at least equal to the par value of the Shares to be issued; (k) that at the time of each issuance of Shares, the Company continues to have available sufficient authorised but unissued class A common shares with which to satisfy the issuance; and (l) that at all relevant times the Company is and will remain able to satisfy its debts as they fall due.

The authority in the Company’s M&As for the directors of the Company to issue shares of the Company is expressed to be subject to the rules of the New York Stock Exchange. Accordingly, for the purposes of the opinion herein, we have also assumed that each issuance of Shares will be made in compliance with any and all applicable rules of the New York Stock Exchange.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company to beneficiaries of the Plan and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that, when Shares are issued and delivered by the Company to beneficiaries of the Plan and registered in the register of members of the Company accordingly, such Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to all reference to us in the Registration Statement and any amendments thereto. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman